Exhibit 10.2

AMENDMENT NO. 2

TO THE

SAREPTA THERAPEUTICS, INC.

AMENDED AND RESTATED

2013 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED ON JUNE 27, 2016)

WHEREAS, Sarepta Therapeutics, Inc. (the “Company”) previously adopted and approved the Amended and Restated 2013 Employee Stock Purchase Plan (as Amended and Restated as of June 27, 2016) (the “Plan”);

WHEREAS, the Plan was amended by that certain Amendment No. 1, approved by the stockholders on June 6, 2019;

WHEREAS, pursuant to Section 18(a) of the Plan, the “Administrator” (defined under the Plan as the Board of Directors of the Company (the “Board”) or any of its committees) may amend the Plan from time to time subject to Company stockholder approval;

WHEREAS, the Board, as Administrator, has determined that it is in the best interests of the Company and its stockholders to amend the Plan to increase the number of authorized shares under the Plan by 300,000 shares of common stock of the Company, as authorized under the Plan; and

NOW, THEREFORE, subject to the approval of the Company’s stockholders at the Company’s annual meeting in 2023 on June 8, 2023, the Plan hereby is amended, effective April 6, 2023, the date of approval by the Board, as follows:

Section 13(a) of the Plan, entitled “Shares Subject to Plan,” shall be replaced in its entirety by the following:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be one million four hundred thousand (1,400,000) shares.”

Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 2 to the Plan is adopted by the Board, effective as of April 6, 2023, the date of approval by the Board.